Exhibit 99.5

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

GEOMET, INC.

Series A Convertible Redeemable Preferred Stock, par value $0.001 per share

Offered Pursuant to Subscription Rights

Distributed to Stockholders of

GeoMet, Inc.

July 29, 2010

To Our Clients:

Enclosed for your consideration are a prospectus supplement dated July 29, 2010 and prospectus dated December 8, 2009 (collectively, the “Prospectus”), and the “Instructions as to Use of GeoMet, Inc. Subscription Rights Certificates” relating to the offering (the “Rights Offering”) by GeoMet, Inc. (the “Company”) of shares of the Company’s Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “preferred stock”), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record of shares of common stock as of the close of business on July 26, 2010 (the “Record Date”). The Rights and the preferred stock are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of 4,000,000 shares of preferred stock, as described in the Prospectus.

The Rights will expire, if not exercised, prior to 5:00 p.m., Eastern time, on August 18, 2010, unless extended by the Company as described in the Prospectus (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive one Right for every 9.8656905 shares of common stock carried by us in your account as of the close of business on the Record Date.

Each Right entitles you to purchase one share of preferred stock at the cash price of $10.00 per share. The Company is not requiring a minimum subscription to complete the Rights Offering.

You will not receive fractional shares of preferred stock or cash in lieu of fractional shares of preferred stock as a result of your exercise of Rights. Stockholders that beneficially own at least one share of common stock, but less than ten shares of common stock, will receive the Right to purchase one share of our preferred stock. Otherwise, fractional Rights will be rounded down to the nearest whole number to ensure that the Company offers no more than 4,000,000 shares of preferred stock in the Rights Offering. For example, if you owned 1,000 shares of common stock on the Record Date, you would receive 101 Rights (101.36137 rounded down to the nearest whole number), which would entitle you to purchase 101 shares of preferred stock at the subscription price of $10.00 per share through the exercise of your Rights.

The common stock of the Company is traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “GMET.” The Rights are transferable, and the Company has applied to list the Rights on NASDAQ under the symbol “GMETR.” The Company intends to apply to list the preferred stock on NASDAQ under the symbol “GMETP”; however, the Company will not know until the completion of the Rights Offering whether there will be a sufficient number of holders of the preferred stock to meet the listing standards of NASDAQ. The Rights will be evidenced by Rights certificates (the “Rights Certificates”), which will be transferable during the subscription period until 4:00 p.m., Eastern time, on August 18, 2010 (or if the subscription period is extended, on the extended Expiration Date).

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions as to Use of GeoMet, Inc. Subscription Rights Certificates; and

3.	A Beneficial Owner Election Form.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of preferred stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus or if you wish us to sell the Rights to which you are entitled. However, we urge you to read the documents carefully before instructing us to exercise or sell your Rights.

If you wish to have us, on your behalf, exercise or sell the Rights for any shares of preferred stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form attached hereto.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern time, on the Expiration Date. Once you have exercised your Rights, such exercise may not be changed or revoked and you may not request a refund of monies paid.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent. The Information Agent’s telephone number is (212) 269-5550 (collect) or (800) 949-2583 (toll free). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

[Name of Nominee]